                          DISTRIBUTION AGENCY AGREEMENT


                  This Distribution Agency Agreement ("Agreement") dated as of April 25, 1995, among Prudential Securities Incorporated, as the Depositor (the "Depositor"), United States Trust Company of New York, as Trustee (the "Trustee") pursuant to the Trust Indenture and Agreement and the Reference Trust Agreement, each dated April 25, 1995 (collectively, the "Indenture"), relating to National Equity Trust Low Five Portfolio Series 1 (the "Trust") and United States Trust Company of New York, as Distribution Agent (the "Agent"), sets forth procedures for the distribution of proceeds of redemptions of Units from the Trust to the Unit Holders. All capitalized terms used but not defined herein that are defined in the Indenture are used herein as defined therein.

                                WITNESSETH THAT:

                  In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee and the Agent agree as follows:

                                    ARTICLE I

                     Distributions Between Trustee and Agent

         SECTION 1.01.     Redemption of Units.

                  (a) In Kind Redemption: Units tendered as set forth in Section
5.02 of the Indenture for redemption shall be redeemed on the Tender Day. Subject to payment by a tendering Unit Holder of any tax or other governmental charges which may be imposed thereon, such redemption shall be made by the distribution by the Trustee to the Agent on the Tender Day of the Redemption Distribution which shall then be distributed to the tendering Unit Holder on the Redemption Date plus cash equal to the value of fractional shares, in accordance with Section 5.02 of the Indenture, provided, however, that the right of a Unit Holder to receive a distribution in kind shall be conditioned on such Unit Holder tendering Units with a value of in excess of $250,000.

                  (b) Cash Redemption of Units: Unit Holders may redeem such Units and request payment of the Redemption Distribution in cash. Such request shall be in writing and submitted to the Trustee at the time the Units are tendered for redemption. Failure to so request shall result in distribution in cash as set forth in this paragraph (b). Units tendered for redemption with such a request for cash shall be tendered and redeemed in the manner and at the times set forth in (a) above for in kind redemptions, except that on the Tender Date related to such tender by a Unit Holder or as soon thereafter as possible, the Agent shall sell the Securities which comprise the Redemption Distribution, using its best reasonable efforts to secure the best price obtainable for such Securities and shall distribute to the Unit Holder, subject to payment by the Unit Holder of any tax or governmental charges that may be imposed thereon or any brokerage commission charged on the sale, for each Unit tendered (i) an amount in cash equal to the proceeds from the sale of the Securities which comprise the Redemption Distribution; (ii) an amount in cash equal to the Unit Cash value (determined as of the Evaluation Time on the date of tender) and
(iii) cash equal to the value of any fractional shares included in the Unit Holder's pro rata portion of the Securities as of the Tender Day distributed to the Agent by the Trustee. Such cash distribution shall be made within seven calendar days of the Tender Day. Neither the Agent nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with this Section 1.01(b).

With respect to either (a) or (b) above, if the Unit Cash Value is an amount less than zero, the Agent shall remit to the Trustee (or the Trustee shall, in the case of (x) or (y) below, withhold from distribution to the redeeming Unit Holder) for each redeemed Unit the negative amount, obtained from the following sources in the following order until such amount has been remitted to the Trustee in full:

                  (x) amounts due the Unit Holder of such redeemed Units from the sale of fractional shares of Securities otherwise part of the Redemption Distribution;

                  (y) amounts otherwise due to the Unit Holder of such redeemed Units in the form of an Income Distribution;


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                  (z)      proceeds from the sale of other shares of Securities
                           otherwise part of the Redemption Distribution.

                  SECTION 1.02. Distribution of Securities, Liquidation, and Investment in New Trust Upon Termination: (a) Securities to be distributed in kind as set forth in Section 5.03 of the Indenture shall be distributed on the first Business Day following the Termination Date in accordance with the provisions of such Section.

                  (b) Each Unit Holder who elects either to receive cash or to invest in a subsequent trust shall have his Termination Distribution held by the Agent on his behalf for disposition in accordance with this Section 1.02(b).

                  On each Business Day during the 10 Business-Day period following the Termination Date (the "Special Distribution Period"), the Securities subject to disposition under this Section 1.02(b) shall be sold by the Depositor as sub-agent for the Agent, using its best reasonable efforts to secure the best price obtainable for the Securities or by such other sub-agent as shall be designated by the Depositor or absent such designation such other sub-agent as the Agent shall determine. The Depositor, as such sub-agent, will open a customer account for the Agent and will sell, on each Business Day, at least an amount of the then unsold Securities (based on the number of shares of underlying Securities of each issuer) multiplied by a fraction the numerator of which is one and the denominator of which is the number of days remaining in the 10 day period. Neither the Agent nor the Depositor shall be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with this Section 1.02(b). Upon the Sale of the last security the Depositor as such sub-agent for the Agent shall deduct from the proceeds of these sales (the "Sales Proceeds") and pay any tax or governmental charges and commissions in connection with the sale. The Agent shall hold each day's proceeds in an account which is non-interest bearing to Unit Holders and is available for use by the Agent pursuant to normal banking procedures.

                  Upon the settlement of the last sale of securities, the Distribution Agent shall distribute to Unit Holders electing distribution in cash the Sales Proceeds plus their pro rata share of the cash balances in the Principal and Income Accounts or on behalf of Unit Holders electing reinvestment, shall apply the Sales Proceeds plus their pro rata share of the cash balances in the Principal and Income Accounts towards the purchase of Units of the next National Equity Trust, Low Five Portfolio Series to be offered (the "New Series"), if any.

                  The Agent shall, as soon as reasonably possible after the Sales Proceeds are so applied to the purchase of New Series units, distribute to each Unit Holder all Units so purchased and held on his behalf and provide a report to each Unit Holder showing the total number of New Series units credited to him and the sales charge included in the price for New Series units.

                                   ARTICLE II

                   Distribution between Agent and Unit Holders

         SECTION 2.01. Cash Distributions: (a) Upon receipt of any cash distributed from the Principal and Income Accounts or as a result of the sale of Securities as provided in Section 1.01 and 1.02 hereof, the Agent shall deposit such cash in an account entitled United States Trust Company of New York, as Agent pursuant to the Distribution Agency Agreement dated April 25, 1995 or other similar title (the "Agency Account"). All distributions to be made pursuant to this Agreement shall be made from such account.

                  (b) Cash to be distributed to the Trustee for its own account as provided in Section 1.01 hereof shall be distributed by means of interaccount transfer or by such other method as the Trustee and Agent may approve.

                  (c) Cash to be distributed to Unit Holders shall be distributed by the Agent to such Holders in the manner generally used by the Trustee for cash Income Distributions made to Unit Holders.

                  SECTION 2.02. Extraordinary Distributions: If the Trustee should at any time receive Securities or other property that it is required to dispose of pursuant to the



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Indenture, such disposition shall be made in the same manner as provided in
Section 1.01(b) hereof for the conversion of Securities to cash; provided, however, that if such other property received is not readily marketable, the Agent shall consult with the Depositor concerning the method of disposition of such other property most likely to maximize cash yield and efficiency of time and convenience. The Depositor's determination of such method of disposition shall be final and binding and the Agent shall be entitled to rely in good faith upon such determination. Cash received upon such a disposition shall be distributed by the Agent to the Unit Holders in the pro-rata portions and the addresses provided by the Trustee.

                  SECTION 2.03. Statements and Reports: Any statement or report required by Section 3.06 of the Indenture to be distributed to Unit Holders may be distributed by the Agent as provided in said Section 3.06. After the sale of the last Security as set forth in Section 1.02(b) herein the Agent shall distribute to a Unit Holder upon the request of such Unit Holder or upon the request of the Depositor a statement which shall set forth the Securities received by the Distribution Agent from the Trustee and the proceeds of the sale of such Securities.

                                 ARTICLE III

                                Miscellaneous

                  SECTION 3.01. Fees and Expenses: The Agent shall receive no fee for its services hereunder; provided, however, that the Trustee may pay the Agent a fee equal to the costs of the Agent's services hereunder, which costs shall be allowed the Trustee as a cost of its services as Trustee, but the Trustee shall not be entitled to be reimbursed by the Trust for any such fee paid to the Agent to the extent the Trustee would thereby receive a fee greater than the Trustee's fee set forth in the Indenture. Out-of-pocket expenses incurred by the Agent (e.g., mailing costs) shall be reimbursed by the Trustee and shall be treated as expenses of the Trust under the Indenture. The Agent shall be indemnified and held harmless against any loss or liability accruing to it without negligence, bad faith or wilful misconduct on its part, arising out of or in connection with the acceptance or administration of this Agreement, including the costs and expenses (including counsel fees) of defending itself against any claim of liability in the premises.

                  SECTION 3.02. General Matters Relating to Agent: (a) All moneys deposited with or received by the Agent hereunder shall be held by it without interest until required to be disbursed in accordance with the provisions of this Agreement.

                  (b) The Agent shall be under no liability for any action taken in good faith in reliance on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document provided by the Trustee or the Depositor, whether or not of the same kind, prima facie properly executed, or for the disposition of moneys or Securities pursuant to this Agreement; or in respect of any evaluation which it is required to make or is required or permitted to have made by others under this Agreement or otherwise, except by reason of its own wilful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. The Agent may construe any of the provisions of this Agreement, insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof which construction shall be binding upon the Unit Holders and the parties hereto. The Agent shall be under no liability for any construction of any such provisions hereof.

                  SECTION 3.03.    Resignation, Discharge or Removal of Agent;
Successors: (a) The Agent may resign and be discharged from the duties created by this Agreement by executing a written resignation as such Agent, and filing the same with the Trustee and the Depositor. Upon receiving such notice of resignation, the Depositor shall use its best efforts promptly to appoint a successor Agent in the manner and meeting the qualifications hereinafter provided. In case at any time the Agent shall not meet the requirements set forth in Section 3.04 hereof, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of such Agent or of its property shall be appointed, or any public officer shall take charge or control of such Agent or of any of its property or affairs for the purposes of rehabilitation, conservation or liquidation or if the Depositor shall determine in good faith that there has occurred either (1) a material deterioration in the creditworthiness of the Agent or (2) one or more negligent acts on the part of the Agent having a materially adverse effect, either singly or in the aggregate, on




                                      -3-
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the Securities and proceeds thereof and interests of the Unit Holders, such that the replacement of the Agent is in the best interests of the Unit Holders, the Depositor may remove such Agent and appoint a successor Agent by written instrument or instruments delivered to the Trustee, the Agent so removed and the successor.

                  (b) In case at any time the Agent shall resign and no successor Agent shall have been appointed within thirty days after notice of resignation has been received by the Depositor, the Depositor shall serve as Agent until a qualified successor Agent is appointed.

                  SECTION 3.04. Qualification of Agent: The Agent and any successor Agent shall be a banking or trust corporation meeting the requirements of the Investment Company Act of 1940 for trustees, organized and doing business under the laws of the United States or any state thereof, having at all times an aggregate capital, surplus, and undivided profits of not less than $5,000,000.

                  SECTION 3.05. Procedure Upon Termination: This Agreement and the duties created hereby shall terminate upon the disposition of the last Security and the proceeds of such Security held under the Indenture and this Distribution Agency Agreement.

                  SECTION 3.06. Amendment and Waiver: This Agreement may be amended from time to time by the Depositor, the Trustee and the Agent (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein; or (b) to make such other provisions in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unit Holders.

                  SECTION 3.07. New York Law to Govern: The internal laws of the State of New York shall govern the rights of the parties hereto and the interpretation of the provisions hereof.

                  SECTION 3.08. Notices: Any notice, demand, direction or instruction to be given to the Depositor hereunder shall be in writing and shall be duly given if mailed or delivered to Prudential Securities Incorporated, One Seaport Plaza, New York, New York 10292, or at such other address as shall be specified by the Depositor to the other parties hereto in writing. Any notice, demand, direction, or instruction to be given to the Trustee or Agent shall be in writing and shall be duly given if mailed or delivered to its office at 770 Broadway, New York, New York 10003, or such other address as shall be specified to the other parties hereto by the Trustee or Agent, as the case may be, in writing.

                  SECTION 3.09. Severability: If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

                  SECTION 3.10. Separate and Distinct Series: Each Trust established as a Series of the National Equity Trust shall, for all financial and administrative purposes, be considered separate and distinct from every other Trust, and the assets of one Trust shall not be commingled with the assets of another Trust nor shall the expenses of any one Trust be charged against any other Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                   PRUDENTIAL SECURITIES INCORPORATED,
                                      Depositor


                                            By:    /s/ Kenneth Swankie
                                                   -------------------
                                                   Kenneth Swankie
                                                   Senior Vice President
                                                   Manager - Unit Investment
                                                  Trust Department


(SEAL)


ATTEST:


By:    /s/ Kathleen Maguire
       --------------------
       Kathleen Maguire
       Assistant Secretary


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


                                    UNITED STATES TRUST COMPANY OF NEW YORK,
                                       TRUSTEE

                                    By: /s/ Mary Patterson
                                        ------------------
                                        Mary Patterson
                                        Assistant Vice President


(SEAL)


ATTEST:


By:    /s/ Linda Hayes
       ---------------
       Linda Hayes
       Assistant Secretary

STATE OF NEW YORK                   )
                                    : ss.:
COUNTY OF NEW YORK                  )


                  I,Ada Iris Vega, a Notary Public in and for the said County in the State aforesaid, do hereby certify that Mary Patterson and Linda Hayes personally known to me to be the same persons whose names are subscribed to the foregoing instrument and personally known to me to be an Assistant Vice President and Assistant Secretary, respectively, of United States Trust Company of New York, a corporation, appeared before me this day in person, and acknowledged that they signed, sealed with the corporate seal of United States Trust Company of New York, and delivered the said instrument as their free and voluntary act as such Assistant Vice President and Assistant Secretary, respectively, and as the free and voluntary act of said United States Trust Company for the uses and purposes therein set forth.

                  GIVEN, under my hand and notarial seal this 21st day of April, 1995.


                                               /s/ Ada Iris Vega
                                                   Ada Iris Vega
                                                   Notary Public


(SEAL)